Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Stock Option and Incentive Plan and the Inducement Award Stock Option Plan of Aegerion Pharmaceuticals, Inc. of our reports dated March 15, 2012, with respect to the consolidated financial statements of Aegerion Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Aegerion Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

January 30, 2013